                                                                    Exhibit 4(c)

                                Amendment to the
                       Transaction Network Services, Inc.
                             1994 Stock Option Plan


         The Transaction Network Services, Inc. 1994 Stock Option Plan is hereby amended as follows:

         Section 6(a) is hereby amended to read as follows:

                  (a) The stock subject to the Options shall be shares of the Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be two million three hundred thousand (2,300,000) shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in
         Section 7(i) hereof.

         The foregoing amendment was adopted by the Board of Directors on October 28, 1997.

                                    /s/ John J. McDonnell III
                                    ----------------------------------------
                                    Secretary
Date: October 28, 1997

[SEAL]


                                       10